Origin Materials, Inc. Reports Operating and Financial Results for Fourth Quarter and Full Year 2023

– Announces Pathway to Profitability Led by Caps & Closures, No Additional Equity Capital Required –
– 2024 Cash Burn Reduced to Between $55 Million and $65 Million, With Significant Gross Profit Generation Expected to Begin in 2025 –
– Introduces Asset Light Strategy to Scale Biomass Conversion Technology With Strategic Partners –

WEST SACRAMENTO, CA., February 29, 2024 – Origin Materials, Inc. (“Origin,” “Origin Materials,” or the “Company”) (Nasdaq: ORGN, ORGNW), the world’s leading carbon negative materials company with a mission to enable the world’s transition to sustainable materials, today announced financial results for its fourth quarter and year ended December 31, 2023.

“For Origin, 2023 was a watershed year, which included the commencement of production at Origin 1, a key milestone in proving the scalability of our biomass conversion technology,” said Rich Riley, Co-Chief Executive Officer of Origin. “Furthermore, we made great progress on initiatives that significantly de-risk the business on the path to profitability. Indeed, today we are pleased to announce that, owing to the strong momentum of these initiatives, we now have a path to profitability entirely independent of the scale-up of our biomass conversion technology and related manufacturing plant construction. These initiatives are led by our all-PET caps and closures business, a highly differentiated solution for the over $65 billion caps and closures market. With expected 2024 cash burn of less than $65 million and our expectation for significant gross profit generation from caps and closures beginning in 2025 with a healthy growth trajectory thereafter, we forecast a continued reduction in our net cash burn while maintaining a solid minimum cash floor on our way to sustained profitability, and hence the expectation that we will not require additional equity capital. Regarding Origin 2, we are launching an ‘asset light’ strategy for core technology scale-up: Beyond Origin 1, we intend to scale our biomass conversion technology in partnership with other major companies. With potential strategic partners to provide a substantial portion of construction capital, Origin's costs are expected to be reduced significantly, enhancing our optionality with respect to the ways we deploy our technology,” he continued.

“Notwithstanding the industry-wide capital construction project setbacks experienced over the past few years due to inflation, higher interest rates, and supply-chain shocks, the demand for our biomass conversion technology remains strong,” said John Bissell, Co-Chief Executive Officer and Co-Founder of Origin. “As such, I am particularly proud of our team’s innovation agility in accelerating caps and closures to become our primary path to profitability, which allows us greater flexibility to implement our asset light strategy. We are bringing cost-effective recycling circularity to a greater than $65 billion market, highly aligned with our mission to support the world’s transition to sustainable materials. PET is an excellent material for caps and familiar to consumers through the number ‘1’ recycling symbol. Our patent-pending PET caps and closures are a breakthrough for the industry. For a wide variety of containers our technology enables the lightest cap, reducing plastic waste and improving sustainability. They perform better than today’s HDPE and PP caps in ways that can improve product shelf life and are designed for circularity. Commercialization progress has been exceptional and multiple leading CPG companies have conducted extensive diligence and are in the letter of intent phase with our team,” he noted.

Company Fourth Quarter and Recent Business Highlights
•Origin has a pathway to profitability with no additional equity capital required, through businesses independent of its biomass-based manufacturing plant operations and timelines. The Company continues to rigorously conserve cash, prioritizing revenue-generating projects with the greatest contribution to near-term cash and seizing opportunities to defer research expenses or other programs targeting longer-term results. Expected cash burn for 2024 has reduced to between $55 million and $65 million, with meaningful gross profit generation anticipated to begin in 2025. This is primarily due to the strong commercialization progress of Origin’s caps and closures business, which could begin to generate revenue within the next 12 months.
•Caps and closures business is advancing rapidly. Origin’s all-PET caps and closures business, announced in August 2023 after being quietly developed for several years as a natural outgrowth of Origin's mission and its polymer expertise and platform development capability, continues to make excellent commercialization progress. We are positioned to be first to market with a commercially scalable PET cap. We anticipate our solution to be transformative for packaging by designing for recycling circularity and improving packaging performance. Our solution improves recyclability, enables lightweighting, and can extend product shelf-life while addressing a greater than $65 billion market. Origin’s circular PET caps and closures are expected to be cost-competitively produced with any type of PET, making “made with 100% recycled PET” possible from cap to container. PET performs better than HDPE and PP, incumbent cap materials, offering improved oxygen and CO2 barrier which can improve product shelf life and reduce plastic waste by enabling lighter products. We successfully completed our third manufacturing development run on production-scale equipment producing thousands of caps per hour. Our initial product passed third-party tests validating that performance meets or exceeds industry standards and we have conducted preliminary consumer testing. Our partners have conducted extensive diligence and demonstrated strong organizational alignment across procurement, R&D, marketing, and sustainability to move forward with Origin’s solution, and we are now at the letter of intent phase with multiple leading CPG companies that collectively consume tens of billions of caps per year.
•Other near-term revenue-generating technologies are in development. Like our all-PET caps and closures, these new applications enabled by Origin technologies are not dependent on Origin 1 or Origin 2 for production and sale but capable of using materials produced from these plants. These applications leverage Origin’s chemical expertise, depth of application knowledge, and intellectual property, with further details to be provided as development progresses.
•Our Board of Directors continues to evolve. Karen Richardson has served as Chairman of the Board for three years, and as her term concludes we thank her for her exemplary service, having supported the Company as we have advanced our technology platform, started up Origin 1, built a world-class board of industry experts, and enhanced senior leadership with the recruitment of Matt Plavan as CFO. Today we announced Karen Richardson’s retirement from the Board, effective March 1. Concurrently, Tony Tripeny, our current Audit Committee Chair, will succeed Karen as Chairman of the Board. Tony has served on the board since May 1, 2023, and brings over three decades of significant operational, strategy, and M&A experience. During Tony’s 36-year career with Corning, a global leading innovator in materials science with more than $10 billion dollars in annual revenue, Tony held various progressive leadership roles in corporate accounting and finance, including Chief Financial Officer. Joining our Board and succeeding Mr. Tripeny as Audit Committee Chair effective March 1, John R. Hickox will serve as a member of the Nominating and Corporate Governance Committee. Mr. Hickox has been on the cutting edge of advising mid-range to Fortune 10 companies on economically responsible sustainability, including having spearheaded the KPMG Americas Sustainability Practice. His distinguished career spans 40 years in auditing, accounting, FP&A, corporate governance and executive leadership. He was an advisory partner at both KPMG and EY servicing a range of public clients, including chemical and packaging industry clients, in the areas of SOX / regulatory compliance, internal audit / risk management and sustainability, focusing on impactful corporate stewardship, strategy, reporting, and profit maximization. We welcome John Hickox to the Board and again thank Karen Richardson for her outstanding leadership during her term.

Biomass to intermediates platform technology updates include:

•Origin 1, the Company’s first plant, is demonstrating Origin’s biomass conversion technology as expected. The plant, located in Sarnia, Ontario, Canada, is first and foremost an asset used to support Origin market development, including customer materials testing and formulation in preparation for Origin 2 scale-up. During this early stage of plant operations, we are using cornstarch for our feedstock to produce CMF and HTC. This allows us to focus initially on chemistry and unit operations, consistent with standard industry practice when establishing new technology processes. We expect to introduce wood handling in the months ahead. We are pleased to report that the biomass conversion technology continues to perform as expected as we learn, debug, and establish our supply chain. Strategic partners remain interested and engaged as we collaborate in market development activities.
•For Origin 2, the Company’s second manufacturing plant, we are pursuing an asset light strategy in support of technology scale up. Inflationary pressures and global supply chain shocks during 2023 significantly increased major capital project costs across multiple industries, including financing costs, building materials, labor, and manufacturing equipment, and these increases were reflected in the revised front-end engineering design for the first phase of Origin 2, which the Company received during 4Q 2023. In the face of these industry-wide headwinds, and our expectation that industry-wide large capital project execution costs will continue to be inflated for some time, today we are announcing that we intend to commercialize and scale our biomass conversion technology in partnership with other major companies, with potential strategic partners providing a substantial portion of the construction capital. Doing so is expected to optimize scale-up synergies, significantly reduce project execution risk, and to defray costs. Timelines, economic forecasts, and plant phasing with respect to separating oils and extractives for biofuel production will depend on the partner and the deal structure, which can explore a range of scenarios and locations including Geismar, Louisiana as well as Asia brownfield scenarios, with updates to be provided as we finalize those partnerships. Despite near-term macroeconomic challenges, to which the Company is adapting through less capital-intensive revenue generating initiatives, customer demand remains strong, as reflected by our total offtake agreements and capacity reservations in excess of $10 billion. We continue to engage with multiple parties to explore a variety of plant designs and evaluate potential brownfield sites. We continue to perform funded joint development work including testing and optimizing various feedstocks to generate information that could influence our scale-up strategy.

Results for Fourth Quarter and Full Year 2023
Cash, cash equivalents and marketable securities were $158.3 million as of December 31, 2023.

Revenue for the fourth quarter and full year were $13.1 million and $28.8 million, respectively, compared to zero in the respective prior-year periods, driven mostly by our supply chain revenue.
Operating expenses for the fourth quarter were $19.8 million compared to $13.0 million in the prior-year period, an increase of $6.8 million driven primarily by increases in manufacturing costs of $2.0 million, increase in depreciation costs of $2.0 million due to Origin 1 coming online during the quarter, and increases in R&D cost of $1.0 million.

Full year 2023 operating expenses were $60.1 million compared to $38.9 million in the prior-year period, an increase of $21.2 million driven primarily by increases in manufacturing costs of $4.1 million, increases in R&D costs of $5.5 million, increases in facilities costs of $1.7 million, increases in engineering costs of $1.0 million, and an increase in depreciation costs of $2.7 million largely due to Origin 1 coming online during the fourth quarter.

Net loss was $10.4 million for the fourth quarter compared to net income of $16.0 million in the prior-year period. Full year 2023 net income was $23.8 million compared to $78.6 million in the prior-year period.

Adjusted EBITDA loss was $11.0 million for the fourth quarter compared to $9.2 million in the prior-year period. Full year 2023 Adjusted EBITDA loss was $41.6 million compared to $31.0 million in the prior-year period.
Shares outstanding as of December 31, 2023 were 145.7 million including 4.5 million shares that are subject to forfeiture based on share price performance targets previously disclosed in our filings.
For a reconciliation of non-GAAP figures to the applicable GAAP figures, please see the table captioned ‘Reconciliation of GAAP and Non-GAAP Results' set forth at the end of this press release.

Full Year 2024 Outlook
Based on current business conditions, business trends and other factors, the Company is providing the following guidance for 2024 revenue and net cash burn:

•Revenue of $25 million to $35 million.
•Net cash burn between $55 million and $65 million.

These expectations do not consider, or give effect to, among other things, unforeseen events, including changes in global economic conditions.

Webcast and Conference Call Information
Company management will host a webcast and conference call on February 29, 2024, at 5:00 p.m. Eastern Time, to discuss the Company's financial results.

Interested investors and other parties can listen to a webcast of the live conference call and access the Company’s fourth quarter update presentation by logging onto the Investor Relations section of the Company's website at https://investors.originmaterials.com/.

The conference call can be accessed live over the phone by dialing 1-855-327-6837 (domestic) or +1-631-891-4304 (international). A telephonic replay will be available approximately three hours after the call by dialing 1-844-512-2921, or for international callers, +1-412-317-6671. The conference ID for the live call and pin number for the replay is 10022946. The replay will be available until 11:59 p.m. Eastern Time on March 7, 2024.

About Origin Materials, Inc.
Origin is the world's leading carbon negative materials company with a mission to enable the world’s transition to sustainable materials. Our innovative technologies include all-PET caps and closures that bring recycling circularity and enhanced performance to a ~$65 billion market, specialty materials, and our patented biomass conversion platform that transforms carbon into sustainable materials for a wide range of end products addressing a ~$1 trillion market. Origin’s technology, economics, and carbon impact are supported by a growing list of major global customers and investors. For more information, visit www.originmaterials.com.

Contacts
Origin Materials
Investors:
ir@originmaterials.com

Media:
media@originmaterials.com

Non-GAAP Financial Information
To supplement the Company’s financial results presented in accordance with generally accepted accounting principles in the United States ("U.S. GAAP"), the Company also uses non-GAAP financial measures, including Adjusted EBITDA, as supplemental measures to review and assess the Company’s operating performance. Adjusted EBITDA is defined as net income or loss adjusted for (i) stock-based compensation expense, (ii) depreciation and amortization, (iii) interest income,

(iv)interest expenses, (v) change in fair value of derivative, (vi) change in fair value of common stock warrants liability, (vii) change in fair value of earnout liability, (viii) other income, net, (ix) income tax benefits, and (x) cash severance.

The Company believes that these non-GAAP financial measures provide useful information about the Company’s operating results, enhance the overall understanding of the Company’s past performance and future prospects and allow for greater visibility with respect to key metrics used by the Company’s management in its financial and operational decision-making.

Non-GAAP financial measures are not defined under U.S. GAAP and are not presented in accordance with U.S. GAAP. These non-GAAP financial measures have limitations as analytical tools, and when assessing the Company’s operating performance, investors should not consider them in isolation. In addition, calculations of this non-GAAP financial information may be different from calculations used by other companies, and therefore comparability may be limited.

The Company mitigates these limitations by reconciling the non-GAAP financial measures to the most comparable U.S. GAAP performance measures, all of which should be considered when evaluating our performance.

For more information on Adjusted EBITDA, please see the table captioned “Reconciliation of GAAP and Non-GAAP Results” set forth at the end of this press release.

The Company is unable to reconcile forward-looking net cash burn information provided in this press release to the increase or decrease in cash, cash equivalents, and restricted cash, the most closely comparable U.S. GAAP financial measures, without unreasonable efforts. Net cash burn is defined as the decrease in cash, cash equivalents, and restricted cash adjusted for purchases, sales and gains or losses on marketable securities. The information necessary to prepare the reconciliations are not available on a forward-looking basis and cannot be accurately predicted. These include, among other things, gains or losses on marketable securities, which are inherently unpredictable. The unavailable information could have a significant impact on the calculation of the comparable GAAP financial measure.

Cautionary Note on Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding Origin Materials’ business strategy, anticipated 2024 revenue generation and cash burn, de-risked path to profitability, ability to obtain project capital from partners, continued interest from and engagement with partners with respect to Origin 1, strength of customer demand, any benefits associated with Board position changes, performance benefits, revenue potential, and anticipated profitability of caps and closures, near-term revenue potential of initiatives other than caps and closures and their independence from Origin 1 and Origin 2 production timelines, anticipated meaningfulness of gross profits and timelines to achieving those gross profits, estimated total addressable market, anticipated synergies from partnerships, anticipated benefits of and demand for our potential products, biomass conversion technology and platform, ability to convert capacity reservations and offtake agreements into revenue, commercial and operating plans, product development plans and announcements of such plans, and anticipated growth and projected financial information. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of the management of Origin Materials and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on as, a guarantee, an assurance, a prediction, or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Origin Materials. These forward-looking statements are subject to a number of risks and uncertainties, including that Origin Materials may be unable to successfully commercialize its products; the effects of competition on Origin Materials’ business; the uncertainty of the projected financial information with respect to Origin; disruptions and other impacts to Origin’s business as a result of Russia’s military intervention in Ukraine, the impact of severe weather events, and other global health or economic crises; changes in customer demand; and those factors discussed in the Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”) on November 9, 2023, under the heading “Risk Factors,” and other documents Origin Materials has filed, or will file, with the SEC. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that Origin Materials presently does not know, or that Origin Materials currently believes are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Origin Materials’ expectations, plans, or forecasts of future events and views as of the date of this press release. Origin Materials anticipates that subsequent events and developments will cause its assessments to change. However, while Origin Materials may elect to update these forward-looking statements at some point in the future, Origin Materials specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Origin Materials’

assessments of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

ORIGIN MATERIALS, INC.
CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)	December 31, 2023	December 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$75,502	$107,858
Restricted cash	—	490
Marketable securities	82,761	215,464
Accounts receivable and unbilled receivable, net	16,128	—
Other receivables	3,449	4,346
Inventory	912	—
Prepaid expenses and other current assets	8,360	3,341
Total current assets	187,112	331,499
Property, plant, and equipment, net	243,118	154,183
Operating lease right-of-use asset	4,468	2,779
Intangible assets, net	121	160
Deferred tax assets	1,261	—
Other long-term assets	25,754	5,079
Total assets	$461,834	$493,700

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,858	$10,384
Accrued expenses	7,689	8,414
Operating lease liabilities, current	367	619
Notes payable, short-term	1,730	—
Other liabilities, current	918	51
Derivative liability	300	344
Total current liabilities	12,862	19,812

Earnout liability	1,783	42,533
Canadian Government Research and Development Program liability	7,348	7,185
Common stock warrants liability	1,341	30,872
Notes payable, long-term	3,459	5,847
Operating lease liabilities	4,207	2,249
Other liabilities, long-term	8,327	8,297
Total liabilities	$39,327	$116,795

STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value, 10,000,000 shares authorized; no shares issued and outstanding as of December 31, 2023 and 2022	—	—
Common stock, $0.0001 par value, 1,000,000,000 shares authorized; 145,706,531 and 143,034,225, issued and outstanding as of December 31, 2023 and 2022, respectively (including 4,500,000 Sponsor Vesting Shares)	15	14
Additional paid-in capital	382,854	371,072
Retained earnings	45,570	21,772
Accumulated other comprehensive loss	(5,932)	(15,953)
Total stockholders’ equity	422,507	376,905
Total liabilities and stockholders’ equity	$461,834	$493,700

ORIGIN MATERIALS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except share and per share data)	2023	2022	2023	2022
Revenues:
Products	$9,667	$—	$23,896	$—
Services	3,396	—	4,909	—
Total revenues	13,063	—	28,805	—
Cost of revenues (exclusive of depreciation and amortization shown separately below)	9,477	—	23,591	—
Operating expenses
Research and development	5,953	5,424	21,351	14,141
General and administrative	11,474	7,326	35,382	24,095
Depreciation and amortization	2,342	223	3,363	711
Total operating expenses	19,769	12,973	60,096	38,947
Loss from operations	(16,183)	(12,973)	(54,882)	(38,947)
Other income (expenses)
Interest income	1,995	2,748	6,303	8,825
Interest expenses	(131)	—	(131)	—
Gain (loss) in fair value of derivatives	(551)	(2,168)	69	(443)
Gain in fair value of common stock warrants liability	2,093	6,378	29,531	21,988
Gain in fair value of earnout liability	1,846	21,876	40,983	85,437
Other income, net	(817)	132	838	1,709
Total other income, net	4,435	28,966	77,593	117,516
Income before income tax benefits	(11,748)	15,993	22,711	78,569
Income tax benefits	1,310	—	1,087	—
Net income (loss)	$(10,438)	$15,993	$23,798	$78,569
Other comprehensive income (loss)
Unrealized gain (loss) on marketable securities, net of tax	$1,848	$2,769	$6,355	$(8,014)
Foreign currency translation adjustment, net of tax	4,450	1,373	3,666	(6,688)
Total other comprehensive income (loss)	6,298	4,142	10,021	(14,702)
Total comprehensive income	$(4,140)	$20,135	$33,819	$63,867
Net income (loss) per share, basic	$(0.07)	$0.12	$0.17	$0.57
Net income (loss) per share, diluted	$(0.07)	$0.11	$0.17	$0.55
Weighted-average common shares outstanding, basic	140,739,995	138,347,960	139,718,385	137,563,877
Weighted-average common shares outstanding, diluted	140,739,995	142,267,273	142,658,423	142,146,767

ORIGIN MATERIALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(in thousands)	2023	2022
Cash flows from operating activities
Net income	$23,798	$78,569
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	3,363	711
Amortization on right-of-use asset	615	582
Stock-based compensation	9,400	7,235
Realized gain on marketable securities	(1,018)	—
Amortization of premium and discount of marketable securities, net	3,750	—
Change in fair value of derivative	(69)	443
Change in fair value of common stock warrants liability	(29,531)	(21,988)
Change in fair value of earnout liability	(40,983)	(85,437)
Deferred tax benefits	(1,246)	—
Changes in operating assets and liabilities:
Accounts and other receivables	(15,230)	(1,734)
Inventory	(912)	—
Prepaid expenses and other current assets	(4,994)	432
Other long-term assets	(12,761)	(5,017)
Accounts payable	909	26
Accrued expenses	4,985	485
Operating lease liability	(534)	(572)
Other liabilities, current	65	(329)
Other liabilities, long-term	38	502
Net cash used in operating activities	(60,355)	(26,092)
Cash flows from investing activities
License prepayment within other long-term assets	(7,913)	—
Purchases of property, plant, and equipment	(102,188)	(83,691)
Purchases of marketable securities	(3,626,305)	(3,823,407)
Sales of marketable securities	3,605,216	3,815,859
Maturities of marketable securities	157,422	180,331
Capitalized interest on plant construction	—	(245)
Net cash provided by investing activities	26,232	88,847
Cash flows from financing activities
Proceeds from Canadian Government Research and Development Program	—	849
Proceeds from exercise of stock options	146	399
Net cash provided by financing activities	146	1,248
Effects of foreign exchange rate changes on the balance of cash and cash equivalents, and restricted cash held in foreign currencies	1,131	(2,782)
Net (decrease) increase in cash and cash equivalents, and restricted cash	(32,846)	61,221
Cash and cash equivalents, and restricted cash, beginning of the period	108,348	47,127
Cash and cash equivalents, and restricted cash, end of the period	$75,502	$108,348

Origin Materials, Inc.
Reconciliation of GAAP and Non-GAAP Results

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2023	2022	2023	2022
Net income (loss)	$(10,438)	$15,993	$23,798	$78,569
Stock based compensation (1)	2,369	3,516	9,400	7,235
Depreciation and amortization	2,342	223	3,363	711
Interest income	(1,995)	(2,748)	(6,303)	(8,825)
Interest expenses	131	—	131	—
(Gain) loss in fair value of derivatives	551	2,168	(69)	443
Gain in fair value of common stock warrants liability	(2,093)	(6,378)	(29,531)	(21,988)
Gain in fair value of earnout liability	(1,846)	(21,876)	(40,983)	(85,437)
(Other income) loss, net	817	(132)	(838)	(1,709)
Income tax benefits	(1,310)	—	(1,087)	—
Cash severance (1)	484	—	484	—
Adjusted EBITDA	$(10,988)	$(9,234)	$(41,635)	$(31,001)
(1) The total workforce reduction charge of $0.2 million, primarily consisting of severance and benefits costs, of which cash expenditures for employee separation costs of $0.5 million and non-cash charges of $(0.3) million for the accelerated vesting of certain equity awards. The cash expenditures and non-cash stock based compensation expense for employee separation costs was recorded in general and administrative and research and development expenses on the consolidated statements of operations and comprehensive income and a portion was capitalized within construction in progress on the consolidated balance sheets.